Exhibit 10.8
MOLSON COORS BREWING COMPANY
AMENDED AND RESTATED
CHANGE IN CONTROL PROTECTION PROGRAM

1.PURPOSE OF PROGRAM. The purpose of the Molson Coors Brewing Company Amended and Restated Change in Control and Protection Program (the “Program”) is to retain well-qualified individuals as executives and key personnel of Molson Coors Brewing Company and/or its Subsidiaries, and to provide a benefit to each such individual if his/her employment is terminated under qualifying circumstances, in connection with a Change in Control (as defined below). The Program is intended to qualify as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in that it is intended to be an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company and/or its Subsidiaries.
2.    DEFINITIONS. The following terms shall have the following meanings unless the context indicates otherwise:
(a)    “AAA” shall have the meaning ascribed to such term in Section 12(m).
(b)    “Applicable Benefits Schedule” with respect to a Participant shall mean the Benefits Schedule designated by the Committee as applicable to the Participant.
(c)    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(d)    “Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive Change in Control Severance Benefits which have become payable at the time of Participant’s death, and if no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s designated Beneficiary.
(e)    “Benefits Schedule” shall mean a separate Benefits Schedule, if any, adopted as part of the Program, which Schedule sets forth certain provisions relating to the determination of eligibility for and/or the amount of Change in Control Severance Benefits payable under the Program.
(f)    “Board” shall mean the Board of Directors of the Company.
(g)    “Cause” means (i) the Participant is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a reasonable determination by the Committee or Board that, (A) the Participant has willfully and continuously failed to perform substantially his/her duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Participant which specifically identifies the manner(s) in which the Participant has not substantially performed his/her duties, (B) the Participant has engaged in illegal conduct, an act of dishonesty or gross misconduct injurious to the Company, or (C) the Participant has knowingly violated a material requirement of the Company’s ethical code of conduct, or Participant’s fiduciary duty to the Company. Notwithstanding the foregoing, if the Participant and the Company have entered into an employment or service agreement which defines “Cause” (or words of similar import), such definition and any procedures relating to the determination thereof set forth in such agreement shall govern the determination of whether “Cause” has occurred for purposes of the Program.

(h)    “Change in Control” means the occurrence of any of the following events after the Effective Date:
(i)    The acquisition or holding by any Person of Beneficial Ownership of combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of a majority of the Board of Directors (the “Outstanding Company Voting Securities”) in excess of the Outstanding Company Voting Securities held by the Voting Trust; provided, that for purposes of this Section 2(h), the acquisition or holding by any of the following entities shall not by itself constitute a Change in Control: (A) a Person who on the Effective Date is the Beneficial Owner of twenty percent (20%) or more of the Outstanding Company Voting Securities, (B) the Company or any Subsidiary or (C) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries;
(ii)    Molson/Coors Nominees cease for any reason to constitute at least fifty percent (50%) of the Controlling Block of Directors elected by vote of Outstanding Company Voting Securities held by the Voting Trust;
(iii)    Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (A) the Voting Trust continues to hold, directly or indirectly, Outstanding Company Voting Securities of the Company or a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more direct or indirect subsidiaries (the Company or such other entity resulting from the Business Combination, the “Successor Entity”) entitled to elect a Controlling Block of Directors and (B) at least fifty percent (50%) of the members of the Controlling Block of Directors are Molson/Coors Nominees;
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(v)    Any other event, including a merger or other transaction, which the Committee designates as a Change in Control with respect to any or all of the Participants.
(i)    “Change in Control Date” shall mean the date that a Change in Control first occurs.
(j)    “Change in Control Severance Benefits” shall mean the compensation and benefits provided to a Terminated Participant pursuant to Section 5 of the Program.
(k)    “Change in Control Severance Multiplier” shall mean the multiplier used to determine cash Severance Benefits paid to a specific Terminated Participant, as determined by the Committee with respect to the Participant’s participation herein and set forth on the Applicable Benefits Schedule.
(l)    “Code” means the Internal Revenue Code of 1986, as amended.
(m)    “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board as from time to time appointed by the Board from among its members. The initial Committee shall be the Board’s Compensation and Human Resources Committee. In the absence of an appointed Committee, the Board shall function as the Committee under the Program. On a Change in Control

Date, and during any Protection Period following such Change in Control Date, the Committee shall be comprised of such persons, whether or not such persons are members of the Board, as appointed by the Board prior to the Change in Control Date, with any additions or changes to the Committee following such Change in Control Date to be made and/or approved by all Committee members then in office.
(n)    “Company” shall mean Molson Coors Brewing Company, a Delaware corporation, including any successor entity or any successor to the assets of the Company. Where the context requires, references to “Company” shall also mean a Subsidiary or Subsidiaries which employs a Participant.
(o)    “Controlling Block of Directors” as of any date shall mean that number of members of the Board constituting not less than a majority of the authorized number of directors (including vacancies).
(p)    “Coors Family Group” shall have the meaning ascribed to such term under the Voting Trust Agreement.
(q)    “Effective Date” shall mean January 1, 2008.
(r)    “ERISA” shall have the meaning ascribed to such term in Section 1.
(s)    “Excise Tax” shall have the meaning ascribed to such term in Section 9(b).
(t)    “Good Reason” shall exist upon the occurrence, without the Participant’s consent, of any one or more of the following circumstances:
(i)    any material reduction of the Participant’s base compensation which is in effect immediately prior to the Effective Date (and as increased from time to time thereafter); provided that any reduction that is as part of a general reduction in the base compensation of executives of the same grade level which occurs prior to a Change in Control Date shall not be “Good Reason;
(ii)    any action or inaction by the Company that constitutes a material breach by the Company of any applicable plan, program or agreement under which the Participant provides services;
(iii)    the material reduction or material adverse modification of the Participant’s title, status, position, responsibilities or authority from those in effect immediately prior to the Change in Control Date (and as such authorities and duties may be increased from time to time after the Change in Control Date), such that the Participant’s title, status, position, authority or responsibilities are inconsistent with, or commonly considered to be of lesser stature than, those in effect prior to the reduction or modification, as the same may, for example, be evidenced by (A) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of to the Board, or (B) a material diminution in the budget over which the Participant has authority; or
(iv)    any requirement that the Participant relocate his principal place of employment by more than a fifty (50)-mile radius from its location immediately prior to the Change in Control Date;

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless (a) the Participant has provided written notice to the Company that such circumstance exists within ninety (90) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (b) the Participant’s Separation from Service due to such circumstance occurs within the two (2) year period following the initial existence of such circumstance and in no event later than the last day of the Protection Period.
(u)    “Molson/Coors Nominees” shall mean those individuals who are members of the Board as of the Effective Date and whose election, or nomination for election, by the holders of the Company’s Class A common stock was approved by the Class A-M Nominating Subcommittee of the Board or the Class A-C Nominating Subcommittee of the Board in accordance with the provisions of the Company’s Restated Certificate of Incorporation and By-laws, or any similar or successor provisions, agreements or arrangements having the effect of enabling members of the Coors Family Group and members of the Molson Family Group to elect or nominate for election individuals to the Board; provided that any individual becoming a member of the Board subsequent to the Effective Date whose election or nomination for election was approved by members of the Coors Family Group or members of the Molson Family Group pursuant to the process and provisions described above shall be considered to be a Molson/Coors Nominee.
(v)    “Molson Family Group” shall have the meaning ascribed to such term under the Voting Trust Agreement.
(w)    “Participant(s)” shall have the meaning set forth in Section 3.
(x)    “Payments” shall have the meaning set forth in Section 9(b).
(y)    “Payroll Date” shall mean each regularly scheduled date during Participant’s employment on which base salary payments are made and after a Termination Date, each regularly scheduled date on which such payments would be made if employment continued.
(z)    “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended from time to time), as modified and used in Sections 13(d) and 14(d) thereof.
(aa)    “Program” shall have the meaning ascribed to such term in Section 1.
(bb)    “Protection Period” shall mean the period after the Change in Control Date set forth on the Applicable Benefits Schedule.
(cc)    “Qualifying Termination” shall mean (i) any involuntary Separation from Service of the Participant for any reason other than death, disability or Cause, or (ii) voluntary Separation from Service of the Participant for Good Reason.
(dd)    “Reference Base Salary” with respect to a Participant means the annual base salary of such Participant as in effect immediately prior to the Termination Date (determined without regard to any reduction which would constitute a basis for a Participant’s resignation for Good Reason, if such Participant’s Applicable Benefits Schedule contains a right to terminate for Good Reason), or if greater as in effect immediately prior to the Change in Control Date.

(ee)    “Separation from Service” shall mean a Participant’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)(1). For this purpose, a “Separation from Service” is deemed to occur on the date that the Company and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level that, based on the facts and circumstances would constitute a Separation from Service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a Separation from Service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a Separation from Service. The bona-fide services taken into account in determining whether there has been a Separation from Service shall be bona-fide services for the Company and any Subsidiary. The Committee retains the right and discretion to specify, and may specify, whether a Separation from Service occurs for individuals providing services to the Company or a Subsidiary immediately prior to an asset purchase transaction in which the Company or a Subsidiary is the seller who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).
(ff)    “Subsidiary” shall mean any business entity in which the Company directly or indirectly has an ownership interest of at least fifty percent (50%); provided that, at any time prior to the date the time and form of payment of deferred compensation is set, with respect to any business entity in which the Company has less than a fifty percent (50%) interest, “at least twenty percent (20%)” may be substituted for “at least fifty percent (50%)” where based on legitimate business criteria.
(gg)    “Target Bonus” with respect to a Participant means the target bonus of such Participant under the annual bonus or incentive plan of the Company in which the Participant participates as in effect immediately prior to the Termination Date, or if greater as in effect immediately prior to the Change in Control Date.
(hh)    “Terminated Participant” shall mean a Participant whose Separation from Service constitutes a Qualifying Termination as described in Section 5 below.
(ii)    “Termination Date” shall mean the date a Terminated Participant incurs a Qualifying Termination as described in Section 5 below.
(jj)    “Vested Benefits” shall mean any base salary or prior year’s bonus or incentive compensation earned, but unpaid prior to the Date of Termination (other than as a result of deferral made at the Participant’s election) and any amounts which are or become vested or which the Participant is otherwise entitled to under the terms of any other plan, policy, practice or program of, or any contract or agreement with, the Company or any Subsidiary, at or subsequent to the Termination Date without regard to the performance of further services by the Participant or the resolution of a contingency.
(kk)    “Voting Trust” shall mean the voting trust established under the Voting Trust Agreement, and any successor voting trust to which the members of the Coors Family Group and members of the Molson Family Group who are Beneficiaries under the Voting Trust Agreement become parties.
(ll)    “Voting Trust Agreement” shall mean the Class A Common Stock Voting Trust Agreement, made and entered into as of February 9, 2005, as such Agreement may be amended from time to time.

3.    PARTICIPATION. Only those executives and key personnel as the Committee in its sole discretion may designate, from time to time, shall participate in the Program. At the time the Committee designates an individual as a Participant, the Committee shall also designate the Applicable Benefits Schedule for such Participant’s participation in the Program, which Schedules need not be uniform among Participants.
4.    ADMINISTRATION.
(a)    Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Program in accordance with its terms.
(b)    Authority of the Committee. The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Program, including but not limited to the following:
(i)    to determine eligibility for participation in the Program;
(ii)    to designate Participants and the Applicable Benefits Schedule;
(iii)    to establish the terms and provisions of, and to adopt as part of the Program, one or more Benefits Schedules setting forth, among other things, the Change in Control Severance Multiplier, Protection Period, and such other terms and provisions as the Committee shall determine;
(iv)    to determine a Participant’s eligibility for and to calculate the amount of a Participant’s Change in Control Severance Benefits;
(v)    to correct any defect, supply any omission, or reconcile any inconsistency in the Program in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;
(vi)    to issue administrative guidelines as an aid to administer the Program and make changes in such guidelines as it from time to time deems proper;
(vii)    to make rules for carrying out and administering the Program and make changes in such rules as it from time to time deems proper;
(viii)    to the extent permitted under the Program, grant waivers of Program terms, conditions, restrictions, and limitations;
(ix)    to construe and interpret the Program and make reasonable determinations as to a Participant’s eligibility for benefits under the Program, including determinations as to Change in Control of the Company, Qualifying Termination and disability; and
(x)    to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Program.
(c)    Action by the Committee. Except as may otherwise be required or permitted under an applicable charter, the Committee may (i) act only by a majority of its members (provided that any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee), and (ii) may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.
(d)    Delegation of Authority. The Committee may delegate to the Company’s Chief Executive Officer some or all of the Committee’s authority to act with respect to this Program, including the designation of Participants and the Applicable Benefits Schedule and the determination of “Cause”; provided, however that any actions of the Chief Executive Officer shall be limited to the extent of such authorization. Any such grant of authority shall be consistent with the Company’s By-laws and, in accordance therewith, such delegation shall not extend to any actions or decisions relating to the participation of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer. The Committee may delegate administrative duties to one or more of its members to one or more of the Company’s officers, or to one or more agents, as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Program. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Program and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Program, as determined by the Committee.
(e)    Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee or by its delegates shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.
(f)    Information. The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Program. Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement, death or other termination of employment. Such information shall be conclusive for all purposes of the Program, and the Committee shall be entitled to rely thereon without any investigation thereof.
(g)    Self-Interest. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his/her benefits, if any, under the Program.
5.    TERMINATION OF EMPLOYMENT ON OR AFTER A CHANGE IN CONTROL DATE. If a Participant incurs a Qualifying Termination on or after a Change in Control Date and prior to expiration of the Protection Period, such Terminated Participant shall be entitled to receive Change in Control Severance Benefits on or after the Termination Date.
6.    CHANGE IN CONTROL SEVERANCE BENEFITS. In the event a Participant is entitled to receive Change in Control Severance Benefits pursuant to Section 5 above, the Terminated Participant shall receive the Change in Control Severance Benefits determined in accordance with the Applicable Benefits Schedule.
7.    PARTICIPANT COVENANTS. As a condition of participation in the Program and to the receipt of any benefits hereunder, each Participant shall enter into or shall have entered into a Confidentiality and Noncompete Agreement with the Company, substantively in the form of Exhibit A hereto.

8.    CLAIMS.
(a)    Claims Procedure. If any Participant or Beneficiary, or their legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address. A claimant must file any such claim within sixty (60) days after a Participant’s Termination Date. Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within ninety (90) days after the claim is filed. In the event of special circumstances, the Committee may extend the period for determination for up to an additional ninety (90) days, in which case it shall so advise the claimant. If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Program shall be cited, including an explanation of the Program’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.
(b)    Claims Review Procedure. If a claimant whose claim has been denied wishes further consideration of his/her claim, he/she may request the Committee to review his/her claim in a written statement of the claimant’s position filed with the Committee no later than sixty (60) days after receipt of the written notification provided for in Section 9(a) above. The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next sixty (60) days. Due to special circumstances, the Committee may extend the period for determination for up to an additional sixty (60) days.
9.    TAXES.
(a)    Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to a Participant under the Program all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his/her benefit hereunder.
(b)    Excise Tax. In the event any payments or benefits received or to be received by the Participant in connection with the Participant’s employment (whether pursuant to the terms of the Program or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company, and whether or not the Participant incurs a Qualifying Termination) (the “Payments”), are or will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed),
(i)    then, subject to the immediately following paragraph (ii), the Company shall pay subject to Section 12(q), an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Payments and any federal, state and local income or other applicable tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.
(ii)    Notwithstanding anything in the foregoing paragraph (i) to the contrary, the foregoing provision shall not apply (therefore no Gross-Up Payment will be made) and any Change in Control Severance Benefits otherwise payable to the Terminated Participant shall be reduced (but not below zero) such that no amounts paid or payable to the Terminated Participant as Change in Control Severance Benefits shall be deemed excess parachute payments subject to Excise Tax, in the event the amount of such reduction does not exceed ten percent (10%) of the amount of such Change in Control Severance Benefits deemed to be parachute payments. The Company shall reduce or eliminate the Change in Control Severance Benefits by first reducing or eliminating the portion of such benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination made by the independent public accountants selected under the preceding paragraph.
(iii)    For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the Participant’s actual rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Participant’s actual rate of taxation in the state and locality of the Participant’s residence on the date on which the Excise Tax is determined, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iv)    The computations required by this Section 9(b) shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Committee. The Company shall provide the Participant with sufficient tax and compensation data to enable the Participant or his/her tax advisor to verify such computations and shall reimburse the Participant for reasonable fees and expenses incurred with respect thereto.
(v)    In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Participant) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”). In the event that the Excise Tax is determined by the Internal Revenue Service or by such independent public accountants to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, fines or additions to tax payable with respect to such excess) at the time that the amount of such excess if finally determined.
(vi)    Any payment to be made under this section shall be subject to the provisions of Section 12(q) of this Program.
(c)    No Guarantee of Tax Consequences. No person connected with the Program in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Program, or paid to or for the benefit of a Participant under the Program, or that such tax treatment will apply to or be available to a Participant on account of participation in the Program.
10.    TERM OF PROGRAM. The amended and restated Program shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Program in accordance with Section 11(b) below.
11.    AMENDMENT AND TERMINATION.

(a)    Amendment of Program. The Program may be amended by the Board at any time with or without prior notice; provided, however, that any amendment of the Program during the twenty-four (24)-month period immediately following the Change in Control Date, shall not be effective as to any Participant unless the Participant shall have consented thereto in writing. In the event the Program was amended within the six (6)-month period immediately preceding a Change in Control Date, to the extent such amendments were less favorable to Participants generally, such amendment shall automatically become of no further force and effect unless consented to, in writing, by the Participant.
(b)    Termination of Program. The Program may be terminated or suspended by the Board in whole or in part at any time with or without prior notice; provided, however, that any termination or suspension to be effective during the twenty-four (24)-month period immediately following the Change in Control Date shall not be effective with respect to any Participant unless such Participant shall have consented thereto in writing. In the event the Program was terminated within the six (6)-month period immediately preceding a Change in Control Date, such termination shall not be effective as to a Participant unless the Participant shall have consented thereto in writing.
(c)    No Adverse Affect. If the Program is amended, terminated, or suspended in accordance with Section 11(a) or 11(b) above, such action shall not adversely affect the benefits under the Program to which any Terminated Participant (as of the date of amendment, termination or suspension) is entitled.
12.    MISCELLANEOUS.
(a)    Actions in Anticipation of a Change in Control. In the event a Participant’s employment is terminated without Cause or a participant resigns following an event constituting Good Reason within six months prior to a Change in Control and such event occurred at the request of a third party who had indicated an intention to take steps or had taken steps to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, then such Participant shall be treated for purposes of this Program to have been terminated without Cause immediately following such Change in Control. In such instance the Participant’s Termination Date shall be the Change in Control Date and determinations of Reference Base Salary, Target Bonus and unvested awards shall be based upon circumstances in effect immediately prior to the Participant’s termination of employment.
(b)    Offset; No Duplication. Change in Control Severance Benefits shall be reduced by any severance or similar payment or benefit made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or similar arrangement of the Company or any Subsidiary of the Company not otherwise referred to in the Program, (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, foreign, state or local statute, rule, regulation or ordinance.
(c)    Participants Outside the United States. Notwithstanding any provision of the Program to the contrary, in order to comply with the laws outside the United States which may be applicable to a Participant, the Committee may, in its sole discretion, make such modifications to the terms and conditions of this Program (including, but not limited to, any Applicable Benefits Schedule and the agreement described in Section 7 and the general release described in Section 12(n)) and the Change in Control Severance Benefits payable hereunder as the Committee deems necessary or appropriate to comply with, reflect the requirements of, or take into account the differences between such laws and United States laws, while preserving as close as reasonably possible the intent of this

Program.
(d)    No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company. Subject to this Section 12(b), all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.
(e)    No Right to Continued Employment. The Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his/her designation as a Participant under the Program, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time. The adoption of the Program shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.
(f)    Vested Benefits; Other Rights. The Program shall not affect or impair the rights or obligations of the Company or a Participant with respect to any Vested Benefits or otherwise under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan; provided, however, that each Participant must agree in writing, as a condition to his/her participation in the Program and the receipt of any benefits hereunder, that any previously existing change in control agreement between such Participant and the Company and/or a Subsidiary shall be superseded in its entirety by the Program and be of no further force and effect.
(g)    Governing Law. The Program shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws, except as superseded by applicable federal or foreign law (including, without limitation, ERISA).
(h)    Severability. If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision (but only to the extent that such term or condition cannot be appropriately reformed or modified), shall not be affected thereby and shall continue in effect and application to its fullest extent.
(i)    Incapacity. If the Committee determines that a Participant or a Beneficiary is unable to care for his/her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.
(j)    Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Program with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Program benefits not previously paid.
(k)    Interest. In the event any payment to a Participant under the Program is not paid within thirty (30) days after it is due and Participant notifies the Company and the Company fails to make such payment (to the extent such payment is undisputed), such payment shall thereafter bear interest at the prime rate from time to time as published in The Wall Street Journal, Midwest Edition and such interest shall be paid to the Participant on last day of each month until the full amount due plus such interest has been paid to the Participant.
(l)    No Obligation to Mitigate Damages. The Participants shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of the Program and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations under the Program.
(m)    Arbitration of Disputes and Reimbursement of Legal Costs. In the event of any dispute between the Company and the Participant, whether arising out of or relating to the Program, or otherwise, the Participant and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Participant, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall be experienced in the resolution of disputes under employment agreements or plans or programs similar to the Program maintained by major corporations and shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Participant. The arbitration proceeding shall be conducted in the Denver, Colorado metropolitan area, or if applicable, the metropolitan area in which the Participant’s primary office is located or was located immediately prior to such Participant’s Termination Date. In the event of any such proceeding, the costs of the arbitration shall be borne by the Company and, subject to the limitations of Section 12(q) below, the Company shall also reimburse the Participant for his/her reasonable legal fees and expenses incurred with respect to such proceeding on a current basis (either directly or by reimbursing the Participant) within thirty (30) days of presentment of each invoice; provided, that the Participant shall repay any such legal fees or expenses paid or advanced within ten (10) days of any determination by the arbitrator that the Participant did not have a reasonable basis for at least one material claim or issue in the dispute. In the event the Participant fails to repay any legal fees or expenses paid or advanced under the circumstance and within the period set forth in the preceding sentence, the Participant shall be obligated to pay all attorneys’ fees and costs incurred by the Company for any litigation and collection proceedings necessary to secure such repayment and the Company shall be entitled to pre and post-judgment interest at a rate of 10% per annum. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Participant shall be required to exhaust his/her rights under Section 8 prior to proceeding with any arbitration hereunder.
(n)    Condition Precedent to Receipt of Payments or Benefits under the Program. Except as otherwise provided in this subsection, a Terminated Participant will not be eligible to receive Change in Control Severance Benefits or any other payments or benefits under the Program unless (i) such Terminated Participant timely executes and returns a general release of all claims arising out of said Participant’s employment with, and termination of employment from, the Company in substantially the form attached hereto as Exhibit B (adjusted as necessary to conform to then existing legal requirements) (the “General Release”); and (ii) the revocation period specified in such General Release expires without such Terminated Participant exercising his/her right of revocation as set forth in the General Release. The Company shall tender the General Release to the Participant for execution within ten (10) business days of the Participant's Termination Date.
(o)    Assumption by Successor to the Company. The Company shall cause any successor to its business or assets to assume this Program and the obligations arising hereunder and to maintain this Program without modification or alteration for the period required herein.
(p)    Code Section 409A.
(i)    Six Month Delay. It is intended that any amounts payable under this Program, and the Company’s and Participant’s exercise of authority or discretion hereunder, shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, if, due to the circumstances in existence at the time of the Participant’s Qualifying Termination, the date of payment or the commencement of such payments or benefits in accordance with Sections 6 and 12(n) must be delayed for six months in order to meet the requirements of Code Section 409A(a)(2)(B) applicable to “specified employees,” then any such payment or payments or benefits to which Participant would otherwise be entitled during the first six months following the Separation from Service shall be accumulated without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such Qualifying Termination or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Participant’s estate following his death.
(ii)    Date of Payment. Unless otherwise specified in the Benefits Schedule, change in control severance benefits shall be paid no later than the second payroll date following the Termination Date; provided that any “deferred compensation” (as defined in Section 409A of the Code after giving effect to the exemptions thereunder) shall be paid on the fifty-third (53) day following the Termination Date. Any payment required to be made on a specified date or a specified number of days after an event shall be deemed timely made (including for purposes of Section 12(k)) if it is made within the time period permitted under Treasury Regulation Section 1.409A-3(d).
(q)    Reimbursements. With respect to any reimbursement of expenses (including taxes) of the Participant as specified under this Program, such reimbursement of expenses shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

BENEFITS SCHEDULE - LO1
Participant    [    ]
Change in Control Severance Multiplier    3.0
Protection Period    2 years
Change in Control Severance Benefits
If, during the Protection Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Change in Control Severance Benefits:
(a)    Cash Severance Payment. Subject to Section 12(p) of the Program, the Company shall pay to the Participant in a lump sum in cash an amount equal to (i) a pro rata bonus for the fiscal year in which the Termination Date occurs based on the Participant’s Target Bonus and the number of days elapsed during the fiscal year through the Termination Date; plus (ii) the Change in Control Severance Multiplier multiplied by the sum of (A) the Participant’s Reference Base Salary and (B) the Participant’s Target Bonus;
(b)    Continued Medical/Dental/Health Benefits. The opportunity to maintain COBRA (or equivalent) coverage for the Participant and eligible dependents under the applicable Company medical/dental/health insurance plan for a reduced monthly premium determined on the same cost sharing basis applicable to active employees;
(c)    Outplacement Services. Subject to Section 12(n) of the Program, for twelve months following the Termination Date, the Company shall provide outplacement services, the scope and provider of which shall be selected by the Company; and
(d)    Unvested Awards. Any unvested options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other stock-based awards held by the Participant under the Company’s Incentive Compensation Plan, or any successor or similar plan, on the Termination Date, shall vest in full and stock options and stock appreciation rights so vested shall become exercisable and remain exercisable until the earlier of (x) the expiration of the term or (y) one (1) year after the Termination Date.
In the event of death, all Change in Control Severance Benefits that have become payable due to a Qualifying Termination prior to the date of death shall be paid to the Participant’s Beneficiary.
Additional Payments and Benefits.
Vested Benefits. Subject to Section 12(p) of the Program, the Company shall pay all Vested Benefits to a Terminated Participant; provided that any Vested Benefits attributable to a plan, policy practice, program, contract or agreement shall be payable in accordance with the terms thereof under which the amounts have accrued.
Withholding; Gross-Up Payment: Possible Reduction. All payments shall be subject to withholding taxes, and the Participant will be entitled to the Gross-Up Payment or the payments and benefits to which the Participant is otherwise entitled may be subject to reduction, in each instance as required by Section 9.
Additional Provisions. Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants.

BENEFITS SCHEDULE - LO1B
Participant    [    ]
Change in Control Severance Multiplier    3.0
Protection Period    2 years
Change in Control Severance Benefits
If, during the Protection Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Change in Control Severance Benefits:
(e)    Cash Severance Payment. Subject to Section 12(p) of the Program, the Company shall pay to the Participant in a lump sum in cash an amount equal to (i) a pro rata bonus for the fiscal year in which the Termination Date occurs based on the Participant’s Target Bonus and the number of days elapsed during the fiscal year through the Termination Date; plus (ii) the Change in Control Severance Multiplier multiplied by the sum of (A) the Participant’s Reference Base Salary and (B) the Participant’s Target Bonus;
(f)    Continued Medical/Dental/Health Benefits. The opportunity to maintain COBRA (or equivalent) coverage for the Participant and eligible dependents under the applicable Company medical/dental/health insurance plan for a reduced monthly premium determined on the same cost sharing basis applicable to active employees;
(g)    Outplacement Services. Subject to Section 12(n) of the Program, for twelve months following the Termination Date, the Company shall provide outplacement services, the scope and provider of which shall be selected by the Company; and
(h)    Unvested Awards. Any unvested options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other stock-based awards held by the Participant under the Company’s Incentive Compensation Plan, or any successor or similar plan, on the Termination Date, shall vest in full and stock options and stock appreciation rights so vested shall become exercisable and remain exercisable until the earlier of (x) the expiration of the term or (y) one (1) year after the Termination Date.
In the event of death, all Change in Control Severance Benefits that have become payable due to a Qualifying Termination prior to the date of death shall be paid to the Participant’s Beneficiary.
Withholding; Possible Reduction

(a)    All payments shall be subject to withholding taxes.

(b)    Notwithstanding Section 9 or any provision in the Program to the contrary, the Participant shall not be eligible to receive a Gross-Up Payment as provided under Section 9 of the Program. The following provisions shall replace Section 9(b) of the Program.

(b)    Excise Tax

(i)    Notwithstanding any provision in the Program to the contrary, in the event any payments or benefits received or to be received by the Participant in connection with the Participant's employment (whether pursuant to the terms of the Program or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company, and whether or not the Participant incurs a Qualifying Termination) (collectively, the "Payments"), are or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant either (A) the full amount of the Change in Control Severance Benefits or (B) an amount equal to the Change in Control Severance Benefits, reduced by the minimum amount necessary to prevent any portion of the Change in Control Severance Benefits from being an "excess parachute payment" (within the meaning of Section 280G) (the "Capped Payments"), whichever of the foregoing amounts results in the receipt by the Participant, on an after-tax basis, of the greatest amount of Change in Control Severance Benefits notwithstanding that all or some portion of the Change in Control Severance Benefits may be subject to the Excise Tax. For purposes of determining whether the Participant would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Change in Control Severance Benefits, (x) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Participant in respect of the receipt of such payments and (y) such payments shall be deemed to be subject to federal income taxes at the Participant's highest marginal rate of federal income taxation on the date the computations required by this paragraph are made and state and local income taxes at the Participant's highest marginal rate of taxation in the date and locality of the Participant's residence on such date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(ii)    In the event the Change in Control Severance Benefits are required to be reduced under the immediately preceding paragraph, the Company shall reduce or eliminate the Change in Control Severance Benefits by first reducing or eliminating the portion of such benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the computations required in the immediately preceding paragraph are made.

(iii)    The computations required in the immediately preceding paragraphs shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Committee. The Company shall provide the Participant with sufficient tax and compensation data to enable the Participant or the Participant's tax advisor to verify such computations and shall reimburse the Participant for reasonable fees and expenses incurred with respect thereto subject to and in accordance with the procedures under the Company’s normal expense reimbursement policies.

Additional Payments and Benefits.
Vested Benefits. Subject to Section 12(p) of the Program, the Company shall pay all Vested Benefits to a Terminated Participant; provided that any Vested Benefits attributable to a plan, policy practice, program, contract or agreement shall be payable in accordance with the terms thereof under which the amounts have accrued.
Additional Provisions. Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants.

BENEFITS SCHEDULE - LO2
Participant    [    ]
Change in Control Severance Multiplier    2.0
Protection Period    2 years
Change in Control Severance Benefits
If, during the Protection Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Change in Control Severance Benefits:
(a)    Cash Severance Payment. Subject to Section 12(p) of the Program, the Company shall pay to the Participant in a lump sum in cash an amount equal to (i) a pro rata bonus for the fiscal year in which the Termination Date occurs based on the Participant’s Target Bonus and the number of days elapsed during the fiscal year through the Termination Date; plus (ii) the Change in Control Severance Multiplier multiplied by the sum of (A) the Participant’s Reference Base Salary and (B) the Participant’s Target Bonus;
(b)    Continued Medical/Dental/Health Benefits. The opportunity to maintain COBRA (or equivalent) coverage for the Participant and eligible dependents under the applicable Company medical/dental/health insurance plan for a reduced monthly premium determined on the same cost sharing basis applicable to active employees;
(c)    Outplacement Services. Subject to Section 12(n) of the Program, for twelve months following the Termination Date, the Company shall provide outplacement services, the scope and provider of which shall be selected by the Company; and
(d)    Unvested Awards. Any unvested options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other stock-based awards held by the Participant under the Company’s Incentive Compensation Plan, or any successor or similar plan, on the Termination Date, shall vest in full and stock options and stock appreciation rights so vested shall become exercisable and remain exercisable until the earlier of (x) the expiration of the term or (y) one (1) year after the Termination Date.
In the event of death, all Change in Control Severance Benefits that have become payable due to a Qualifying Termination prior to the date of death shall be paid to the Participant’s Beneficiary.
Additional Payments and Benefits.
Withholding; Gross-Up Payment: Possible Reduction. All payments shall be subject to withholding taxes, and the Participant will be entitled to the Gross-Up Payment or the payments and benefits to which the Participant is otherwise entitled may be subject to reduction, in each instance as required by Section 8.
Additional Provisions. Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among

Participants.

BENEFITS SCHEDULE - LO3
Participant    [    ]
Change in Control Severance Multiplier    1.5
Protection Period    2 years
Change in Control Severance Benefits
If, during the Protection Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Change in Control Severance Benefits:
(a)    Cash Severance Payment. Subject to Section 12(p) of the Program, the Company shall pay to the Participant in a lump sum in cash an amount equal to (i) a pro rata bonus for the fiscal year in which the Termination Date occurs based on the Participant’s Target Bonus and the number of days elapsed during the fiscal year through the Termination Date; plus (ii) the Change in Control Severance Multiplier multiplied by the sum of (A) the Participant’s Reference Base Salary and (B) the Participant’s Target Bonus;
(b)    Continued Medical/Dental/Health Benefits. The opportunity to maintain COBRA (or equivalent) coverage for the Participant and eligible dependents under the applicable Company medical/dental/health insurance plan for a reduced monthly premium determined on the same cost sharing basis applicable to active employees;
(c)    Outplacement Services. Subject to Section 12(n) of the Program, for twelve months following the Termination Date, the Company shall provide outplacement services, the scope and provider of which shall be selected by the Company; and
(d)    Unvested Awards. Any unvested options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units or other stock-based awards held by the Participant under the Company’s Incentive Compensation Plan, or any successor or similar plan, on the Termination Date, shall vest in full and stock options and stock appreciation rights so vested shall become exercisable and remain exercisable until the earlier of (x) the expiration of the term or (y) one (1) year after the Termination Date.
In the event of death, all Change in Control Severance Benefits that have become payable due to a Qualifying Termination prior to the date of death shall be paid to the Participant’s Beneficiary.
Additional Payments and Benefits.
Withholding; Gross-Up Payment: Possible Reduction. All payments shall be subject to withholding taxes, and the Participant will be entitled to the Gross-Up Payment or the payments and benefits to which the Participant is otherwise entitled may be subject to reduction, in each instance as required by Section 8.
Additional Provisions. Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among

Participants.

EXHIBIT A

FORM OF CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

CONFIDENTIALITY AND NONCOMPETE AGREEMENT
This Confidentiality and Noncompete Agreement (this “Agreement”), dated ________, 20____ is between Molson Coors Brewing Company (the “Company”) and ____________ (the “Employee”)(collectively the “Parties”).
Employee desires to be employed or to continue to be employed by MCBC as an officer of the Company and/or one of its subsidiaries (collectively “MCBC”). In this role, Employee will be a manager and executive for MCBC, will have access to Confidential Information, or both. Employee also desires to be eligible to and/or participate in certain employee benefit, incentive and/or compensation plans or programs maintained by MCBC.
Entry into this Agreement is a condition of such employment or continued employment and/or eligibility to participate in and/or receive compensation or benefits under such plans or programs.
NOW THEREFORE, in consideration of Employee’s employment or continued employment with MCBC and/or eligibility to participate in and/or receive compensation or benefits under such plans or progress, the Parties agree as follows:
1.    Covenants Not to Compete or Interfere.
a.    During the term of Employee’s employment and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not, within the United States, Canada, the United Kingdom, Europe or Asia, directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business that has services or products competitive with those of MCBC, or develop products or services competitive with those of MCBC.
b.    Employee acknowledges that MCBC conducts its business on a national and international level and has customers throughout the United States, Canada, the United Kingdom, Europe or Asia, and that the geographic restriction on competition is therefore fair and reasonable.
c.    During the term of Employee’s employment with MCBC and for a period of 12 months thereafter, and regardless of the reason for Employee’s termination, Employee shall not (i) cause or attempt to cause any employee of MCBC to leave the employ of MCBC, (ii) actively recruit any employee of MCBC to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of MCBC which were contacted, solicited or served by Employee while employed by MCBC.
d.    Employee acknowledges this is a contract for the protection of trade secrets and/or that Employee will be considered executive and management personnel under the following sections of Colorado Revised Statute § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:
(b)    Any contract for the protection of trade secrets;
(d)    Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.
2.    Confidential Information.
a.    For purposes of this Agreement, “Confidential Information” includes any and all information and trade secrets, whether written or otherwise, relating to MCBC’s business, property, products, services, operations, sales, prospects, research, customers, business relationships, business plans and finances.
b.    Employee acknowledges that while employed at MCBC, Employee will have access to Confidential Information. Employee further acknowledges that the Confidential Information is of great value to MCBC and that its improper disclosure will cause MCBC to suffer damages, including loss of profits.
c.    Except in connection with and in furtherance of Employee’s official duties with and on behalf of MCBC, Employee shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company’s prior written consent.
d.    Employee agrees, upon employment with MCBC, not to disclose to MCBC any confidential information or trade secrets of former employers or other entities Employee has been associated with.
3.    Injunctive Relief; Damages. Employee acknowledges that any breach of this Agreement will cause irreparable injury to MCBC and that money damages alone would be inadequate to compensate it. Upon a breach or threatened breach by Employee of any of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining Employee from such breach without posting a bond. Nothing herein shall be construed as prohibiting MCBC from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.
4.    Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and in lieu, a provision as similar in terms as possible shall be added.
5.    Entire Agreement; Governing Law. This Agreement embodies the entire agreement between the Parties concerning the subject matters hereof and replaces and supersedes any prior or contemporaneous representations or agreements. This Agreement and all related obligations shall be governed by the laws of the State of Colorado.
6.    Representation by Counsel. Employee acknowledges that he/she has had an opportunity to consult with independent counsel prior to executing this Agreement.

7.    Survival. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed to Employee.
8.    Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.
COMPANY:
Molson Coors Brewing Company, for itself and its subsidiaries
By:
Its:
EMPLOYEE:

Name:

EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE
1.    For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Participant”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Participant, if any (collectively, “Releasers”), knowingly and voluntarily releases and forever discharges Molson Coors Brewing Company, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this General Release as “Company”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Company, Participant has, has ever had or may have as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

•	Any public policy, contract, tort, or common law.
Notwithstanding anything herein to the contrary, this General Release shall not apply to: (i) Participant’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to DATE with regard to his service as an officer of Company; (ii) Participant’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Company or under COBRA; (iii) Participant’s rights under the provisions of the Company’s Change in Control Protection Program which are intended to survive termination of employment; or (iv) Participant’s rights as a stockholder. Excluded from this General Release are any claims which cannot be waived by law.
[For Current/Former California Residents Only:] This General Release is intended to constitute a release of all of the claims referenced herein, known or unknown, suspected or unsuspected. Participant hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
2.    Participant acknowledges and recites that:
(a)    Participant has executed this General Release knowingly and voluntarily;
(b)    Participant has read and understands this General Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;
(c)    Participant has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
(d)    Participant has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Participant has had an opportunity, if he so desires, to discuss with counsel the terms of this General Release and their meaning;
(e)    Participant enters into this General Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and
(f)    Participant has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.
3.    This General Release shall be governed by the internal laws (and not the choice of law principles) of the State of [Colorado], except for the application of pre-emptive federal law.
4.    Participant shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to Company’s General Counsel, in which event this General Release shall be unenforceable and null and void.

Date:	[Participant’s Name]

Form of Participation Agreement
[    ], 20___
[Name        ]
[Address    ]
[Address    ]
Re: Amended and Restated Change in Control Protection Program
Dear        :
As authorized by the Compensation Committee of the Board of Directors of Molson Coors Brewing Company (the “Company”), I am pleased to inform you that you have been selected to become a Participant in the Molson Coors Brewing Company Amended and Restated Change in Control Protection Program (the “Program”). The Program is intended to provide benefits to Participants under certain circumstances if a Change in Control of the Company occurs and a Participant’s employment is terminated within a certain period of time after such Change in Control.
Your Applicable Benefits Schedule (as defined in the Program) is Benefits Schedule - LO__, a copy of which is attached along with a copy of the Program document.
To become a Participant in the Program, you must sign one copy of this letter and [, unless you have previously entered into a similar agreement with the Company,] the enclosed Confidentiality and Noncompetition Agreement, and return them to me within thirty (30) days of the date of this letter. If you elect to become a Participant, you and the Company will be subject to the terms of the Program and the Agreement. In the event of any difference between this letter and the terms of the Program and Agreement, the terms of those documents will govern.
If you have questions about this letter, the Program please contact me. Congratulations on becoming a Participant in the Program.
Very truly yours,

Global Chief People Officer
If you accept participation in the Program, please sign and date a copy of this letter and [, if applicable,] the enclosed agreement and return it as indicated above:
I have reviewed the Program, including the Confidentiality and Noncompete Agreement, (the “CNA”), and I understand that, as a condition of being a Program Participant, I must agree to the restrictions and agreements set forth in the Program and CNA [or have previously entered into an agreement similar to the CNA with the Company]. By signing and returning this copy of the letter and the Agent, I indicate my agreement to the terms of the Program and CNA [or reconfirm my obligations under the similar agreement I previously-executed].

Date: [    ], 20___